Exhibit 99.1

Mesa Air Group Announces Exercise of Underwriters’ Overallotment Option

September 11, 2018

PHOENIX–(BUSINESS WIRE)–Sep. 11, 2018–Mesa Air Group, Inc. (“Mesa” or the “Company”) (NASDAQ: MESA) today announced that the underwriters of its previously announced initial public offering of 9,630,000 common shares of the Company, which closed on August 14, 2018, have partially exercised their overallotment option to purchase an additional 1,344,500 common shares at a price of $12.00 per share. The exercise of the underwriters’ option closed on September 11, 2018, with 723,985 of the common shares purchased directly from the Company and the remaining 620,515 common shares purchased directly from the selling shareholders. The Company has now sold a total of 10,353,985 common shares in connection with the offering, raising gross proceeds of approximately $124,247,820. The Company did not receive any proceeds from the sale of the common shares by the selling shareholders.

Raymond James and BofA Merrill Lynch acted as lead book-running managers for the offering. Cowen, Stifel and Imperial Capital acted as additional book-running managers for the offering.

A copy of the final prospectus for the offering may be obtained for free by visiting the SEC website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; or BofA Merrill Lynch, attention: Prospectus Department, NC1-004-03-43, 200 North College Street 3rd floor, Charlotte, NC 28255-0001, email: dg.prospectus_requests@baml.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa is a regional air carrier providing scheduled passenger service to 115 cities in 38 states, the District of Columbia, Canada, Mexico, Cuba and The Bahamas. As of June 30, 2018, Mesa operated a fleet of 145 aircraft with approximately 600 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Cautionary Statement Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Investors

Brian Gillman

(602) 685-4010

investor.relations@mesa-air.com

or

Media

Amber Wansten

(602) 685-4010

Media@mesa-air.com